EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Completes Asset Sale with
Accuray Incorporated

Accuray purchases certain assets of AS&E’s High Energy Systems Division

BILLERICA, Mass. – January 11, 2005 – American Science and Engineering, Inc. (AS&E®) (NASDAQ: ASEI), a leader in X-ray detection technology, announced today that it has completed the sale of certain of the assets of AS&E’s High Energy Systems Division (HES), located in Mountain View, California, to Accuray Incorporated for cash and a note in the aggregate amount of $8.3 million.

The completed transaction gives Accuray exclusive rights to manufacture, market and sell linear accelerators for medical applications, which will enable Accuray to produce the X-band linear accelerator for its CyberKnife® products. AS&E retained exclusive rights to market and sell these linear accelerators for security and non-destructive testing applications. As part of the deal, AS&E has entered into a supply agreement to procure the X-band linear accelerators from Accuray to support AS&E’s Shaped Energy™ high energy inspection systems. In addition, Accuray will be assuming the lease of AS&E’s facility in Mountain View, CA and retaining a majority of the employees.

“We are very pleased to have completed this transaction with Accuray,” said Anthony Fabiano, AS&E’s President and CEO. “Both parties worked very effectively and cooperatively to bring this agreement to a close. This transaction will net a positive result for both companies and we look forward to our new relationship with Accuray – a valued and long-time customer that now will be a key supplier of linear accelerators to AS&E.  The technical and managerial expertise of our people at HES will be a significant complement to Accuray’s talented employee base and will further enhance their position in the marketplace.”

Accuray Incorporated, located in Sunnyvale, California, designs, manufactures, and distributes the CyberKnife Stereotactic Radiosurgery System, worldwide.

About AS&E®: American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z® Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z® Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. For more information on AS&E products and technologies, please visit http://www.as-e.com.

For more information:

Laura Berman

American Science and Engineering, Inc.	(978) 262-8700

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.